As filed with the Securities and Exchange Commission on August 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PolyPid Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Hasivim Street

Petach Tikva 4959376, Israel

(Address of principal executive offices) (Zip code)

Amended and Restated 2012 Share Option Plan

(Full title of the plan)

Dikla Czaczkes Akselbrad

President

PolyPid Inc.

372 Franklin Ave.

P.O. Box 558

Nutley, NJ 07110

Telephone: (908) 858-5995

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 660-3000	Adv. Reut Alfiah Adv. Gal Cohen Sullivan & Worcester Tel-Aviv (Har Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972 74-758-0480

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8, or the Registration Statement, is to register 1,200,000 additional ordinary shares, no par value per share, or the Ordinary Shares, of PolyPid Ltd., or the Registrant or the Company, to be reserved for issuance under the PolyPid Ltd. Amended and Restated 2012 Share Option Plan, or the Plan, which are in addition to the 2,311,570 Ordinary Shares under the Plan registered on the Company’s Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission, or the Commission, on June 29, 2020 (File No. 333-239517), March 31, 2023 (File No. 333-271060), March 6, 2024 (File No. 333-277703), and July 2, 2024 (File No. 333-280662) or, collectively, the Prior Registration Statement.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

I-1

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on February 26, 2025;

(b)	The Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on March 11, 2025 (with respect to the first and the second paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1), May 14, 2025 (with respect to the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for the three months ended March 31, 2025”, “Balance Sheet Highlights,” and “Forward-looking Statements” and the financial statements in the press release attached as Exhibit 99.1), May 21, 2025, May 30, 2025, June 9, 2025 (with respect to the first paragraph and the sections titled “Key findings from SHIELD II study include” and “Forward-looking Statements” in the press release attached as Exhibit 99.1), June 17, 2025, June 25, 2025, July 15, 2025 (with respect to the first and the third paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1), August 12, 2025 (with respect to the first and the third paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1) and August 13, 2025 (the first paragraph of the report of foreign private issuer on Form 6-K and the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for the three months ended June 30, 2025,” “Financial results for the six months ended June 30, 2025,” “Balance Sheet Highlights,” and “Forward-looking Statements” and the financial statements in the press release attached hereto as Exhibit 99.1); and

(c)	The description of the Registrant’s Ordinary Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on June 18, 2020 (File No. 001-38428) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as amended by Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2024, and including any further amendment or report filed or to be filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

The Israeli Companies Law 5759-2999, or the Israeli Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Israeli Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Israeli Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorney’s fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law.

The Israeli Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criteria:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criteria determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and our amended and restated articles of association, and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third-party.

Exemption

Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we will exempt our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law, while acting in good faith and having reasonable cause to assume that such act or omission would not prejudice the interests of the Company, provided that the indemnitee shall not be exempt with respect to any action or omission as to which, under applicable law, the Company is not entitled to exculpate the indemnitee.

Limitations

The Israeli Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Israeli Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association to be effective upon the closing of this offering will permit us to exempt, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We intend to obtain directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, prior to the closing of this offering, we intend to enter into agreements with each of our directors and executive officers exempting them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon the closing of this offering and Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Articles of Association of PolyPid Ltd., filed as Exhibit 99.1 to Form 6-K (File No. 001-38428) filed on May 8, 2023, and incorporated herein by reference.

5.1	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.).

23.1	Consent of Kost, Forer, Gabbay & Kasierer, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of EY Global.

23.2	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Amended and Restated PolyPid Ltd. 2012 Share Option Plan, filed as Exhibit 99.1 to Form 6-K (File No. 001-38428) filed on May 30, 2025, and incorporated herein by reference.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petach Tikva, Israel, on August 13, 2025.

POLYPID LTD.

By:	/s/ Dikla Czaczkes Akselbrad
Name:	Dikla Czaczkes Akselbrad
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of PolyPid Ltd. hereby constitute and appoint Dikla Czaczkes Akselbrad our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dikla Czaczkes Akselbrad	Chief Executive Officer and Director	August 13, 2025
Dikla Czaczkes Akselbrad	(Principal Executive Officer)

/s/ Jonny Missulawin	Chief Financial Officer	August 13, 2025
Jonny Missulawin	(Principal Financial Officer and Accounting Officer)

/s/ Nir Dror	Interim Chairman of the Board of Directors	August 13, 2025
Nir Dror

/s/ Yechezkel Barenholz	Director	August 13, 2025
Yechezkel Barenholz, Ph.D.

/s/ Yossi BenAmram	Director	August 13, 2025
Yossi BenAmram

/s/ Yitzchak Jacobovitz	Director	August 13, 2025
Yitzchak Jacobovitz

/s/ Itzhak Krinsky	Director	August 13, 2025
Itzhak Krinsky, Ph.D.

/s/ Robert B. Stein	Director	August 13, 2025
Robert B. Stein, M.D., Ph.D.

/s/ Nurit Tweezer-Zaks	Director	August 13, 2025
Nurit Tweezer-Zaks

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on August 13, 2025.

PolyPid Inc.

By:	/s/ Dikla Czaczkes Akselbrad
Dikla Czaczkes Akselbrad Director